Exhibit 10.1

DATED 26 FEBRUARY 2025

BETWEEN

ESGL HOLDINGS LIMITED

and

DE TOMASO AUTOMOBILI HOLDINGS LIMITED

and

FTAG ASSET MANAGEMENT LTD.

TRANSACTION SUPPORT AGREEMENT

This transaction support agreement (the “Agreement”) is made on the 26TH day of February 2025

AMONG:

(1)	ESGL HOLDINGS LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands, having its registered office at 71 Fort Street, PO Box 500, George Town, Grand Cayman, KY1-1106, Cayman Islands (“ESGL”);

(2)	DE TOMASO AUTOMOBILI HOLDINGS LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands, having its registered office at P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands (“DTA”);

(3)	FTAG ASSET MANAGEMENT LTD., a private company limited by shares incorporated under the laws of Malaysia, having its registered office at Level 15(A1), Main Office Tower, Financial Park Labuan, Jalan Merdeka, 87000 Federal Territory of Labuan, Malaysia (“FTAG”),

(each a “Party”, and collectively the “Parties”)

WHEREAS:

(A)	As at the date of this Agreement, ESGL has entered into a share purchase agreement (the “Share Purchase Agreement”) with the majority shareholders of DTA, pursuant to which ESGL agreed to acquire the entire issued share capital of DTA from its shareholders, such that DTA shall become a direct wholly-owned subsidiary of ESGL upon closing of the acquisition (the “Acquisition”). Unless otherwise indicated, capitalised terms herein shall have the same meaning as defined in the Share Purchase Agreement.

(B)	As at the date of this Agreement, FTAG is the legal and beneficial owner of 25,000,000 preferred shares of DTA.

(C)	FTAG acknowledges and agrees to support and pursue the Acquisition in accordance with and subject to the terms and conditions set forth herein.

IT IS AGREED as follows:

1	Acknowledgment and Consent

Until the termination of this Agreement in accordance with its terms, FTAG irrevocably and unconditionally consents to and approves the entering into, execution and performance of the Share Purchase Agreement by DTA and all other related documents to which DTA is or will be a party and any transactions contemplated thereunder.

2	COVENANTS

FTAG irrevocably and unconditionally undertakes and agrees that it shall so long as this Agreement has not been terminated:

(a)	enter into, execute and deliver the Deed of Adherence on or prior to the Closing Date and perform its obligations thereunder (including but not limited to selling its Sale Shares to ESGL in accordance with the terms and conditions of the Share Purchase Agreement);

(b)	support and take all reasonable actions necessary or reasonably requested by DTA to facilitate the implementation and consummation of the Acquisition, including but not limited to, (i) executing and delivering all documentation, voting in favour of the Acquisition and all relevant resolutions and taking all necessary actions to support and complete the Acquisition and all other transactions contemplated under the Share Purchase Agreement and this Agreement and, (ii) refraining from taking any actions inconsistent with, and not failing or omitting to take an action that is required by, the Share Purchase Agreement and this Agreement;

(c)	not, whether directly or indirectly, (i) object to, delay or impede the Acquisition or the implementation thereof or initiate any legal proceedings that are inconsistent with, or that would delay, prevent, frustrate, or impede the approval, solicitation, or consummation of, the Acquisition and all other transactions contemplated under the Share Purchase Agreement and this Agreement, or take any other action that is inconsistent with or barred by this Agreement; or (ii) solicit, encourage, or direct any Person to undertake any action set forth in this paragraph (c); and

(d)	unless with the prior written consent of ESGL and DTA, not Transfer or agree to Transfer any of its shares in DTA or any right or interest therein. For the purpose of this paragraph (d), “Transfer” shall mean, any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest, whether direct or indirect, with or without consideration, voluntarily or involuntarily, or by operation of law or otherwise.

3	TERMINATION

3.1	This Agreement shall automatically terminate upon the date of earlier termination of the Share Purchase Agreement in accordance with its terms.

3.2	In the event that this Agreement is terminated pursuant to Clause 3.1, this Agreement shall forthwith become null and void and have no further force or effect, each Party hereto shall be released from its covenants, undertakings and agreements under or related to this Agreement and there shall be no liability or obligation hereunder on the part of any Party hereto; provided that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to the termination of this Agreement, notwithstanding the termination of this Agreement, and (ii) obligations under the Surviving Provisions.

4	CONFIDENTIALITY

4.1	FTAG shall keep confidential and shall not disclose or divulge (and to ensure that their affiliates, agents and professional and other advisers keep confidential and not disclose or divulge) any confidential information in relation to the Acquisition or the Share Purchase Agreement which it may have or acquire before or after the date of this Agreement.

4.2	The obligation of confidentiality under Clause 4.1 does not apply to:

(a)	the disclosure in confidence on a “need to know” basis by FTAG to its professional adviser(s) (if any) where the disclosure is for a purpose reasonably incidental to this Agreement;

(b)	the disclosure of information to the extent required to be disclosed by law or any binding judgment, order or requirement of any court or other competent authority;

(c)	the disclosure in confidence to the Parties’ professional advisers of information reasonably required to be disclosed for a purpose reasonably incidental to this Agreement; or

(d)	information which becomes within the public domain (otherwise than as a result of a breach of this Clause 4).

5	NOTICES

5.1	Each notice, demand or other communication given or made under this Agreement shall be in writing and deemed validity given or served if delivered or sent to the Parties at the address or email address set out below (or such other address as a Party has by five (5) days’ prior written notice specified to the other Parties).

ESGL:

[Intentionally omitted]

DTA, DT MH and Ideal Team:

[Intentionally omitted]

FTAG:

[Intentionally omitted]

5.2	Any notice, demand or other communication so addressed to the relevant Party shall take effect, in the case of a letter sent by courier, at the time of delivery, or if sent by email, upon the receipt by the sender of the confirmation note indicating that the notice or communication has been sent in full to the recipient’s email address, or such other similar medium of confirmation.

6	ASSIGNMENT

6.1	None of the rights or obligations under this Agreement shall not be assignable by any Party except with the prior written consent of the other Parties, and in that event, this Agreement shall thereafter be read and construed and shall have the effect as if the assignee were a Party thereto.

6.2	Any purported transfer in contravention of this Clause 6 shall be null and void ab initio. This Agreement shall be binding on and enure to the benefit of the parties thereto and their successors and permitted assigns.

7	FURTHER ASSURANCES

At any time after the date of this Agreement, the Parties shall, and shall use all commercially reasonable efforts to procure that any necessary third party shall, at the cost of the relevant Party, execute such documents and do such acts and things as a Party may reasonably require for the purpose of carrying into effect or giving to that Party the full benefit of all the provisions of this Agreement and the transactions contemplated hereunder.

8	REMEDIES

The Parties agree that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the Parties shall be entitled to specific performance or injunctive relief (as appropriate) as a remedy for any breach or threatened breach of this Agreement, in addition to any other remedies available at law or in equity. No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

9	AMENDMENTS

This Agreement may not be altered, amended, modified, superseded, cancelled or terminated except by an express written agreement duly executed by the Parties which makes specific reference to this Agreement.

10	WAIVER

No failure of each Party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each a “Right”) will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right. The Rights provided in this Agreement are cumulative and not exclusive of any other Rights (whether provided by law or otherwise). Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

11	SEVERANCE

If any provision of this Agreement or part thereof shall be held to be or is rendered void, illegal or unenforceable by any court or any legislation to which it is subject, it shall be rendered void, illegal or unenforceable to that extent and it shall in no way affect or prejudice the enforceability of the remainder of such provision or the other provisions of this Agreement.

12	COUNTERPARTS

This Agreement may be executed and delivered in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart (which may include counterparts delivered by email or electronic transmission) and each counterpart shall be as valid and effectual as if executed as an original.

13	COSTS

Each Party shall bear its own fees, costs and expenses incurred in relation to the negotiation, preparation, review and/or execution (where applicable) of this Agreement, any due diligence exercise and/or other matters incidental to any of the foregoing.

14	THIRD PARTY RIGHTS

A person who is not a Party shall have no rights under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any term of this Agreement.

15	GOVERNING LAW

15.1	The validity, construction and performance of the terms set out in this Agreement shall be governed by and construed in accordance with the laws of Singapore, without reference to its conflict of laws provisions.

15.2	Any dispute, controversy or claim arising out of or relating to this Agreement shall be subject to the non-exclusive jurisdiction of the courts in Singapore. Each of the Parties hereby irrevocably submits to the non-exclusive jurisdiction of the courts in Singapore.

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IN WITNESS HEREOF this Agreement has been executed by the Parties as a deed on the date and year first above written.

EXECUTED AS A DEED by	)
QUEK LENG CHUANG	)
for and on behalf of	)	/s/ Quek Leng Chuang
ESGL HOLDINGS LIMITED	)
)
in the presence of:
/s/ Ho Shian Ching

EXECUTED AS A DEED by	)
CHOI SUNG FUNG	)
for and on behalf of	)	/s/ Choi Sung Fung
DE TOMASO AUTOMOBILI	)
HOLDINGS LIMITED	)
in the presence of:
/s/ Diana Majcher

EXECUTED AS A DEED by	)
PHILIP WONG YEE TENG	)
for and on behalf of	)	/s/ Philip Wong Yee Teng
FTAG ASSET MANAGEMENT LTD.	)
)
in the presence of:
/s/ James Chong Yao Xuan